Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala., Sept. 17, 2015 /PRNewswire/ -- Golden Enterprises Inc.'s (Nasdaq: GLDC) Board of Directors today declared a quarterly dividend of $.03375 per share payable October 28, 2015 to stockholders of record as of October 5, 2015. The quarterly dividend was increased 8% from $.03125 the previous quarter. The Board of Directors will continue to review the dividend amount every quarter.

Golden Enterprises saw a 1.15% decrease in Net Sales in the first quarter of 2016 as compared to the first quarter of 2015. Net sales for the quarter were $33,732,141 compared to $34,125,036.

Selling, general, and administrative expenses decreased $373,438 or 2.33% during the first quarter which reflected favorable fuel cost and efficiencies gained from the new ERP system.

Operating income increased 40% or $440,988 during the first quarter of 2016 compared to the same period last year. The strategic decision to grow brand business while discontinuing several partner brands that did not reach sales and margin expectations continues to positively impact operating income.

Basic and diluted net income per share for the quarter ended August 28, 2015 was $.08 compared to $.07 or $.01 increase per share. Last year's net income per share included the sale of the Decatur, Georgia warehouse which had an impact of $.02 after tax per share.

The following is a summary of net sales and income information for the thirteen weeks ended August 28, 2015 and August 29, 2014:

	THIRTEEN WEEKS ENDED
	August 28,	August 29,
	2015	2014
Net sales	$33,732,141	$34,125,036

Income before income taxes	$1,448,635	$1,217,785
Income taxes	559,037	450,559

Net income	$889,598	$767,226

Basic and diluted earnings per share	$.08	$.07

Basic and diluted weighted shares outstanding	11,291,757	11,732,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

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CONTACT: Patty Townsend, 205-458-7132